Exhibit 10.2

Avalon GloboCare Corp.

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

January 3, 2019

Luisa Ingargiola

c/o Avalon GloboCare Corp.

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

Re:       Executive Employment Agreement

Ms. Ingargiola:

Reference is hereby made to that certain Executive Retention Agreement entered between Avalon GloboCare Corp. (the “Company”) and yourself dated February 21, 2017 (the “Agreement”). In acknowledgment of your services to date and in order to properly compensate you for your services going forward, we hereby agree to the amendment and restatement of Section 2.1.1 of the Agreement:

The Executive’s current base salary of $350,000 per annum, shall remain in place, but shall be subject to periodic review and modification by the Company’s Board of Directors (the “Board”) as may be delegated to the Compensation Committee of the Board (references herein to the Compensation Committee shall include reference to the Board if no such Committee exists at any time) at such time or times as it shall determine. The Company’s Compensation Committee shall also from time to time, in its discretion, determine the type and amount of other forms of compensation for Executive’s service with the Company (including, without limitation, stock options or other forms of equity awards).

Please execute below agreeing to the above amendment.

Avalon GloboCare Corp.

By: /s/ David Jin
Name: David Jin
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Luisa Ingargiola

Luisa Ingargiola